UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                  June 3, 2009

Adolor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30039	31-1429198
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

700 Pennsylvania Drive, Exton, PA		19341
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:         (484) 595-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05               Costs Associated with Exit or Disposal Activities.

On June 3, 2009, management of Adolor Corporation (the “Registrant”), upon the approval of the Board of Directors of the Registrant, announced a restructuring and reduction in force (the “Restructuring”) of approximately 45 employees, or 28% of its workforce, as well as other cost saving initiatives intended to lower the Registrant’s annualized net operating cash burn.  The Restructuring has been completed as of June 3, 2009.

The Registrant has determined that the total costs related to the Restructuring are estimated to be up to approximately $6.0 million, of which approximately $2.5 million will result in future cash outlays primarily related to severance costs and related expenses.  The remaining costs are expected to be non-cash charges associated with the write-off of certain leasehold improvements and fixed assets, among other things.  The Registrant expects to record these charges in the second quarter of 2009 in accordance with Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Item 8.01               Other Events.

On June 3, 2009, the Registrant issued a press release announcing the Restructuring.  A copy of the press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description of Document
	99.1	Press Release of the Registrant dated June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADOLOR CORPORATION

By	/s/ John M. Limongelli
Name:	John M. Limongelli
Title:	Sr. Vice President, General Counsel and Secretary

Dated:  June 8, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Registrant dated June 3, 2009